Exhibit 99.2
On April 26, 2007, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter ended March 31, 2007 as well as an update on the Company’s business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Ph.D., Chief Executive Officer of the Company and Michael G. Atieh, Executive Vice President and Chief Financial Officer of the Company
Operator
[Operator’s Introduction]
Dr. Colin Goddard
[Dr. Colin Goddard’s Introduction]
Michael Atieh
Thank you, Colin. Good afternoon, everyone. Before I begin, I would like to remind you that we will be making forward-looking statements relating to the financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statement. I refer you to our SEC filings for a detailed description of the risk factors affecting our business.
[Michael Atieh discusses quarterly information]
Dr. Colin Goddard
Thanks, Mike. 1Q 2007 obviously represents a seminal quarter for the Company in that we turned the corner to profitability, delivering a strong $0.33 a share for continuing operations and even a credible $0.12 a share when the eye business financials are incorporated.
As Mike has indicated, given our business decision to divest the eye business and the progress we have made towards achieving that goal, we are accounting for the eye business financials as discontinued ops going forward.
Before commenting on what we consider to be a solid basis for our belief in the ongoing prospects of the business, let me briefly summarize where we are with the divestiture of the eye disease business.
On April 20, we signed an amendment to our agreement with Pfizer such that going forward, we will own the U.S. rights to Macugen outright and they will do the same for the ex-U.S. rights. As such, all U.S. sales going forward will be booked to our eye business and no royalties will flow in either direction.
Our team remains convinced that the safety profile of Macugen will ultimately command a credible place in the marketplace for the brand, and this is the axis upon which we continue to pursue an appropriate vehicle for the continuing championing of the brand.

Our feedback from a number of potential acquirers indicates that we may be best served to consider two separate transactions, with several small companies and venture firms expressing interest in acquiring the PDGF aptamer program and more financially oriented concerns looking at the Macugen franchise.
Pull-through sales of Macugen appear to have bottomed out and are showing modest gains. We believe maximizing the potential value of Macugen will be aided by emerging data, and as such, anticipate that a PDGF aptamer transaction would likely be achieved a little ahead of the sale of Macugen.
In any case, the approximate cash burn rate of the eye business on a go-forward basis is currently less than $3 million per month, and within the guidance parameters we gave on the last call. As such, while we remain committed to completing the divestiture in a timely fashion, we believe the situation is being managed in an appropriate, diligent and controlled fashion. While the outcome of the Eyetech transaction has clearly been a major misstep for the Company, we believe that we can be justifiably proud of the important milestone of profitability which has been achieved just 28 months after the U.S. approval of Tarceva.
This is especially so when you consider some of the key successes over the last decade or so since we have committed to building away from the Company’s original technology platform services model, including of course the development, approval and continued success of Tarceva, multiple successful financings and debt issuances over a seven-year period to effectively capitalize the Company, the evolution of a sound and differentiated R&D foundation upon which to build in oncology, a highly successful acquisition of the DP-IV platform around which we have established a vibrant R&D franchise in diabetes, we have gained a valuable ongoing financial annuity for the Company, a well-balanced and tightly managed cost base, and a compounded annual appreciation of the stock price of OSIP of more than 30% over the approximately nine years since we embarked on this strategy to move away from the business model of the early years of the Company.
More importantly, as we look to the future, we believe that both we and our shareholders can do so with some confidence as we continue to execute upon the plan we laid out late last year to establish a profitably well-balanced organization with strong growth prospects going forward.
Turning to Tarceva, as Mike mentioned, our collaborator Genentech reported $102 million in 1Q net sales on April 10, a decline from the fourth quarter and obviously as such something of a disappointment. However, a stronger March followed on from a soft January and February, and sales on a unit basis have been essentially stable over the last three quarters.
This is in keeping with data from our market research. We believe that this is driven part by active competition in the second-line and third-line non-small cell lung cancer market, but that it is accentuated by changing reimbursement dynamics in the U.S. market.
As a result of the Medicare reform Part B, for intravenously administered drugs, these are no longer as favorably reimbursed as they have been in the past. However, we believe economic considerations remain an important factor in influencing choice of therapy in favor of Part B drugs, especially in situations where the data may be perceived as equivocal. We believe the situation will adjust over time as pressure on Part B reimbursement continually increases and with the emergence of key new data such as that from the SATURN study.
Importantly, the first quarter has seen a realignment of the Genentech-OSI sales effort on Tarceva, and we’re pleased to note that going forward, Tarceva will be promoted in the U.S. by a dedicated sales force comprised in equal parts of Genentech and OSI sales specialists. Genentech will continue to take the lead in marketing, etc., but we believe this realignment, which was effective April 1 and does undoubtedly cause some distraction in the first quarter, is a strong positive for the brand going forward.
In addition to this expanded sales role in support of Tarceva, we will also be reimbursed for 100% of our sales costs on the brand effective April 1.
When you factor in the additional element of the announcement on April 10 that the competitive EGFR inhibitor Erbitux failed to meet endpoint in a front-line pancreatic cancer Phase III trial analogous to our own successful PA3 study, a study that was published just this last week in JCO, we continue to feel positive about the overall prospects of the brand in the U.S. during 2007, despite the soft January and February sales.
We also continue to see strong growth in the ex-U.S. market served by our collaborator Roche, with $96 million in sales reported on April 18.
With respect to Chugai’s efforts toward approval in Japan, they continue to be on track for a second-half approval and a late 2007 launch. Roche is only in the early stages of a pancreatic launch in the EU following approval for this indication in January, so there remains prospect for growth in Europe.
On a more disappointing note, NICE declined to support reimbursement of Tarceva in England and Wales, and Roche will be appealing this. Nonetheless, overall, the prospect for continued growth in the ex-U.S. markets during 2007 remain strong.
As such, when you factor in all the elements at play in the global market, including current sales and sales trajectory, market research, competitor data, continued robust growth in territory expansion outside the U.S., noticeably in Japan, and a refocused U.S. sales effort, we continue to feel confident in Tarceva’s overall performance in this early part of 2007.
Moving on to update the key Tarceva development studies, accrual for SATURN continues on track, and we estimate that Roche will complete enrollment to this key Phase III frontline maintenance study by the end of the year.
Progress also continues on track for the other key Alliance-sponsored Phase III programs, the beta second-line non-small cell lung and ATLAS frontline non-small cell lung efforts in Tarceva trials, the Radiant/Agilent multiple cell lung cancer trial, and the EORTC-sponsored frontline maintenance Phase III study in ovarian cancer.

In the broader Tarceva program, data was not mature enough to warrant an interim presentation of data at ASCO from our randomized first-line non-small cell lung cancer Phase II trial using Tarceva integrated with chemotherapy or Tarceva alone in patients selected for EGFR, and instead we will orient interim presentation of data from this study to the World Lung Cancer Congress in the fall. We will present the data of the maximum tolerated dose study for lung cancer patients who actively smoke at ASCO.
Moving on to the oncology pipeline, we continued dose escalation in our Phase I study for OSI-930, our dual c-kit/VEGF receptor inhibitor, and thus far are seeing good linearity and bioavailability. After incorporating FDA feedback, the first patient in the Phase I trial for OSI-906, our IGF-1 receptor, is expected to be dosed over the next several weeks.
We remain excited about the potential for synergies from combining an IGF-1 receptor like OSI-906 with Tarceva, and several abstracts were presented by our team at the recent AACR meeting in Los Angeles strongly supporting this notion.
We continue to realize appreciable value from our diabetes and obesity programs operating out of our Oxford, UK-based subsidiary, Prosidion. We have continued to accrue appreciable milestone and royalty revenue from our DP-IV patent estate this quarter. As Mike indicated, an additional licensee to the estate was signed this quarter, and we received a further milestone from Merck following the FDA approval of their coformulated Januvia metformin product, Janumet. Notably, Merck have reported impressive first-quarter sales of $87 million for Januvia in this first full quarter since launch.
Januvia is the first DP-IV inhibitor approved who is enjoying a strong launch year performance, no doubt aided by delays to approval of Galvus, its next-in-line competitor. We continue to believe that this represents a major new class of diabetes therapy.
Royalty revenues from these sales are included, together with milestones, in the $8.3 million in amortized revenue for the up-front payment received from Lilly upon execution of GK activator license in January in our license, milestone and other revenues line. Importantly, essentially all of the $19 million in revenues recorded here was derived from our Prosidion operations.
The delay in the approval of Galvus has been associated with edema, perhaps related to the inhibition of the breakdown of another DP-IV substrate, substance P. Our own DP-IV inhibitor, PSN9301, is designed to specifically target DP-IV inhibition in the postprandial period, thus presenting breakdown of GLP-1, the key mediator of blood glucose levels in the critical mealtime period.
We believe that the rapid absorption and clearance of PSN9301 may be able to provide equivalent efficacy to that seen with one-a-day competitors like Januvia and Galvus, while providing an interprandial sparing effect, allowing normal DP-IV activity on other important substrates, like substance P. Our Phase IIa study was encouraging in this regard, and we expect to begin Phase IIb studies later this year in order to test this hypothesis.

In addition, we’re exploring third-party collaborations to simultaneously formulate and test a longer-lasting version of PSN9301. We continue to believe that we can develop PSN9301 as a viable competitor in what many analysts forecast will be a multibillion-dollar market.
In conclusion, we believe we have arrived at a seminal moment in the Company’s history, the transition to profitability, with Tarceva essentially on track on a global basis, the threat of near-term competition in pancreatic cancer waning, a growing second value driver in our DP-IV program, and our cost management efforts bearing fruit, as evidenced by the first-quarter earnings performance. We’re confident looking forward to the balance of this year, and happy now to take your questions. So Ruthie, back over to you, if you wouldn’t mind opening it up for questions.
[A question and answer session followed Dr. Colin Goddard’s statements]